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                                                                                                  EXHIBIT 12

                                       BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                       Ratio of Earnings (Losses) to Fixed Charges


                                                                                                    Six Months
                                                       Year Ended December 31                     Ended June 30
                                           1989      1990       1991       1992       1993        1993      1994
                                                          (dollar amounts expressed in thousands)

Interest costs                          $ 109,791  $ 142,980  $ 201,006  $ 191,026  $ 172,170  $  86,750  $  86,080
Interest capitalized during
  the period                               15,981     35,533      6,498      3,972      2,036      1,611        791
Interest factor related to
  noncapitalized leases(1)                  3,387      3,803      5,019      7,150      7,485      3,661      4,249
                                        _________  _________  _________  _________  _________  _________  _________
  Total fixed charges                   $ 129,159  $ 182,316  $ 212,523  $ 202,148  $ 181,691  $  92,022  $  91,120


Income (loss) before income taxes       $ 436,870  $ 121,400  $(128,140) $(252,510) $(125,590) $ (55,250) $ (94,600)
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                   (68)     2,966     (1,865)    (2,119)      (922)      (528)    (1,093)
Total fixed charges                       129,159    182,316    212,523    202,148    181,691     92,022     91,120
Less: Interest capitalized                (15,981)   (35,533)    (6,498)    (3,972)    (2,036)    (1,611)      (791)
      Guarantee of interest on
        ESOP debt                         (12,236)   (24,869)   (24,283)   (23,380)   (22,208)   (11,122)   (10,397)
                                        _________  _________  _________  _________  _________  _________  _________

Total earnings (losses) from
  operations before fixed charges       $ 537,744  $ 246,280  $  51,737  $ (79,833) $  30,935  $  23,511  $ (15,761)


  Ratio of earnings (losses)
    to fixed charges(2)                      4.16       1.35       -          -          -          -          -


(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)  Total fixed charges exceeded total earnings (losses) from operations before fixed charges by $160,786,000,
     $281,981,000, and $150,756,000 for the years ended December 31, 1991, 1992, and 1993 and $68,511,000 and
     $106,881,000 for the six-month periods ended June 30, 1993 and 1994.

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